Exhibit 5.1

December 30, 2010

Pacific Capital Bancorp

20 East Carrillo Street

Santa Barbara, CA 93101

Ladies and Gentlemen:

In connection with the preparation and filing of Post-Effective Amendment No. 1 to the registration statements on Form S-8, Registration Nos. 333-171460, 333-150510, 333-88634, 333-74831, 333-05119 and 033-48724) (collectively, the “Registration Statements”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of Common Stock, par value $0.001 per share (the “Securities”), of Pacific Capital Bancorp, a Delaware corporation (the “Company”) and successor-in-interest of Pacific Capital Bancorp, a California corporation (“California PCB”), issuable under the Pacific Capital Bancorp 2010 Equity Incentive Plan, the Pacific Capital Bancorp 2008 Equity Incentive Plan, the Pacific Capital Bancorp 2002 Stock Plan, the Pacific Capital Bancorp 1994 Stock Option Plan, the Santa Barbara Bancorp 1996 Directors Stock Option Plan and the Santa Barbara Bancorp Restricted Stock Option Plan (the “Stock Plans”), in connection with, and upon the completion of, a reincorporation merger whereby California PCB merged with and into the Company, its wholly-owned Delaware subsidiary, with the Company being the surviving corporation (the “Reincorporation Merger”), I, as Associate General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, the Securities have been duly authorized, and when offered and sold pursuant to the terms and conditions of the Stock Plans, will be validly issued, fully paid and nonassessable.

I note that the Company is deemed a “successor issuer” of California PCB for purposes of Rule 414(d) under the Act, and may expressly adopt the Registration Statements of California PCB as its own registration statements for all purposes of the Act by filing Post-Effective Amendment No. 1 to the Registration Statements.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Christine M. Sontag
Christine M. Sontag, Esq.
Associate General Counsel